Exhibit 4.2

MAZE THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

November 26, 2024

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6.	Miscellaneous		24
	6.1	Successors and Assigns	24
	6.2	Governing Law	25
	6.3	Counterparts; Facsimile	25
	6.4	Titles and Subtitles	25
	6.5	Notices	25
	6.6	Amendments and Waivers	25
	6.7	Severability	26
	6.8	Aggregation of Stock	26
	6.9	Additional Investors	26
	6.10	Entire Agreement	27
	6.11	Delays or Omissions	27
	6.12	Dispute Resolution	27

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MAZE THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of November 26, 2024, by and among Maze Therapeutics, Inc., a Delaware corporation (the “Company”), each investor listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor” and collectively, the “Investors”.

RECITALS:

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement dated as of December 8, 2021, by and among the Company and such Existing Investors (as amended from time to time, the “Prior Agreement”); and

WHEREAS, the Existing Investors executing this Agreement are holders of at least a majority of the Registrable Securities of the Company (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to the Purchase Agreement (as defined below), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding at least a majority of the Registrable Securities, and the Company;

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated, and the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person. Third Rock Ventures IV, L.P. (“TRV”) and the Company shall not be deemed to be Affiliated for the purposes of this Agreement.

1.2 “Board of Directors” means the Company’s Board of Directors.

1.3 “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.

1.4 “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended, restated or otherwise modified from time to time.

1.5 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.6 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in activities or a line of business that are directly or indirectly competitive with Company’s business as then conducted or as then proposed to be conducted, but shall not include any financial investment firm or collective investment vehicle solely by virtue of its ownership (and/or its Affiliates’ ownership) of an equity interest in any Competitor held solely for investment purposes. For the purposes of this Agreement, TRV, ARCH Venture Fund X, L.P. and ARCH Venture Fund X Overage, L.P. (collectively, “Arch”) and Arch’s Affiliates, GV 2019, L.P. (“GV”) and its Affiliates, Matrix Capital Management Master Fund LP (“Matrix”) and its Affiliates, Moore Strategic Ventures, LLC and its Affiliates, General Catalyst Group XI – Endurance, L.P. (“General Catalyst”) and its Affiliates, Andreessen Horowitz LSV Fund II, L.P., as nominee (“a16z”), and its Affiliates, Frazier Life Sciences Public Fund, L.P. and Frazier Life Sciences Public Overage Fund, L.P. (collectively, “Frazier”) and its Affiliates, Janus Henderson Biotech Innovation Master Fund Limited (“Janus”) and its Affiliates and Deep Track Biotechnology Master Fund, Ltd. (“Deep Track”) and its Affiliates shall not be considered Competitors.

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Deemed Liquidation Event” shall have the meaning given to such term in the Certificate of Incorporation.

1.9 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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1.11 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.

1.12 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.13 “Form S-3” means such form under the Securities Act as in effect on the date hereof, any successor registration form under the Securities Act subsequently adopted by the SEC or any other registration form under the Securities Act adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.14 “GAAP” means generally accepted accounting principles in the United States.

1.15 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.16 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.17 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.19 “Key Employee” shall have the definition ascribed to it under the Purchase Agreement.

1.20 “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 5,000,000 shares of Registrable Securities (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date of the Purchase Agreement).

1.21 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, excluding in all cases shares of Preferred Stock issued pursuant to the Purchase Agreement.

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1.22 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.23 “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock.

1.24 “Purchase Agreement” means the Series D Preferred Stock Purchase Agreement, by and among the Company and the Investors, dated as of the date hereof, as the same may be amended, restated or otherwise modified from time to time.

1.25 “QPO” shall have the meaning set forth in the Certificate of Incorporation.

1.26 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, held by the Major Investors or acquired by the Major Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; provided that, (A) in all cases, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1 shall cease to be Registrable Securities, and (B) for purposes of Section 2, any Registrable Securities for which registration rights have terminated pursuant to Section 2.13 of this Agreement shall cease to be Registrable Securities.

1.27 “Registrable Securities then outstanding” means the number of shares at a point in time determined by adding the number of shares of outstanding Common Stock that are Registrable Securities at such time and the number of shares of Common Stock issuable (directly or indirectly) at such time pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.28 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.29 “SEC” means the Securities and Exchange Commission.

1.30 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, or any successor provisions.

1.31 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, or any successor provisions.

1.32 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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1.33 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.34 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.35 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share, as may be authorized pursuant to the Certificate of Incorporation in effect from time to time.

1.36 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share, as may be authorized pursuant to the Certificate of Incorporation in effect from time to time.

1.37 “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.001 per share, as may be authorized pursuant to the Certificate of Incorporation in effect from time to time.

1.38 “Series D-1 Preferred Stock” means shares of the Company’s Series D-1 Preferred Stock, par value $0.001 per share, as may be authorized pursuant to the Certificate of Incorporation in effect from time to time.

1.39 “Stockholders Agreement” means the Amended and Restated Stockholders Agreement dated as of the date hereof, by and among the Company, the Investors, and Key Holders (as defined therein), as the same may be amended, restated or otherwise modified from time to time.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. Beginning upon the earlier of (i) five (5) years after the date of this Agreement or (ii) six (6) months after the effective date of the registration statement for the IPO, if the Company receives a request from Major Investors holding at least twenty-five percent (25%) of the Registrable Securities then outstanding and held by Major Investors that the Company file a Form S-1 registration statement with respect to at least twenty- five percent (25%) of the Registrable Securities then outstanding, having the anticipated aggregate offering amount of at least $60.0 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

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(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Major Investors holding at least ten percent (10%) of the Registrable Securities then outstanding and held by Major Investors that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering amount, net of Selling Expenses, of at least $30.0 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer or other most senior executive officer then in office stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period, nor shall the Company invoke this right more than twice in all periods; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during either one hundred twenty (120) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) if it delivers notice to the Holders within thirty (30) days after any registration request of its intent to file a registration statement for a public offering within ninety (90) days; (ii) during the period that is one hundred eighty (180) days after commencing a Company-initiated registration; (iii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (other than as a result of a material adverse change to the Company), elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

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2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder, or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success

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of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a) and (b), less than the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

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(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

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(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”) selected by the Holders of a majority in interest of the Registrable Securities, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority in interest of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

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2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity or contribution under this Section 2.8(b) or under Section 2.8(d) exceed, in the aggregate, the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel

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in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

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2.9 Reports under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that, if required by the managing underwriter, it will not, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to

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sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. The Company agrees to use its reasonable efforts to obtain the agreement of the managing underwriter to periodic early releases of portions of the securities subject to such lock-up agreements upon the request of a Holder to such early release, provided that in the event of any early release, all Holders will be released on a pro rata basis from such agreements. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock or the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

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THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of each certificate or instrument representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration provided that each transferee agrees in writing to be subject to the terms of this Section 2.12 or (y) in any transaction in compliance with SEC Rule 144. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation;

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(b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c) the fifth (5th) anniversary of the IPO.

3. Information.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor the required items listed below, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company.

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal year, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal year, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(b) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally or regionally recognized standing selected by the Company and approved by the Board of Directors;

(c) as soon as practicable but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit each Major Investor to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

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(e) as soon as practicable, but in any event within thirty (30) days following the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or similarly confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that such Major Investor is not a Competitor of the Company as reasonably determined by the Board of Directors), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information Rights. The covenants set forth in Sections 3.1 and 3.2 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before, but subject to, the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, and (iii) upon a Deemed Liquidation Event in which the holders of the Company’s capital stock receive cash or publicly traded securities in exchange for their equity interests in the Company.

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3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, advisors and other professionals (collectively, “Representatives”) to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) in the ordinary course of business to any existing or prospective, direct or indirect, Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor and any Representatives, employees or Affiliates of any of the foregoing, provided that such Investor informs any such recipient that such information is confidential and directs such recipient to maintain the confidentiality of such information; or (iv) as may otherwise be required by law or securities exchange regulations or at the request of a regulatory authority, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer.

(a) Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor, provided that the Board of Directors has not reasonably determined that such Investor is a Competitor of the Company. An Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate, provided that each such Affiliate (x) is not a Competitor of the Company as reasonably determined by the Board of Directors, and (y) agrees to enter into this Agreement and the Stockholders Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement.

(b) Notwithstanding anything to the contrary herein, for so long as TRV is deemed an Investor, TRV shall have the right to apportion its right of first offer of New Securities pursuant to Section 4.1(a) among itself, its Affiliates, and such unaffiliated third parties as TRV reasonably deems appropriate (each such Affiliate or unaffiliated third party, a “Permitted TRV Transferee”), provided that each such Permitted TRV Transferee (x) is not a Competitor of the Company as reasonably determined by the Board of Directors, and (y) agrees to enter into or join this Agreement and any other stockholder agreement with the Company that TRV is party to or would become a party to if it exercised its right of first offer, as an “Investor” under each such agreement. TRV shall provide the Company with advanced written notice of any such apportionment of rights to a Permitted TRV Transferee prior to the deadline set forth in Section 4.1(d) by which TRV is required to notify the Company of TRV’s or its Permitted TRV Transferees’, as applicable, intention to exercise its right of first offer with respect to a given issuance of New Securities, and TRV and the Permitted TRV Transferee shall provide the Company with such other information as the Company reasonably requests in connection with such apportionment of rights to such Permitted TRV Transferee.

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(c) The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(d) By notification to the Company within twenty (20) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Investor) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which such Investors were entitled to subscribe, but that were not subscribed for by the Investors, which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the number of shares of Common Stock issued and held, or issuable (directly or indirectly) upon conversion of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of one hundred twenty (120) days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(e) If fewer than all New Securities referred to in the Offer Notice are elected to be purchased or acquired as provided in Section 4.1(d), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(d), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.1.

(f) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation), and (ii) shares of Common Stock issued in the IPO.

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(g) The rights of the Investors to purchase New Securities under this Section 4.1 may be modified or waived in accordance with Section 6.6; provided, however, that in the event such rights to purchase New Securities under this Section 4.1 are waived and any Investor(s) purchase New Securities, the Company shall give notice to the other Investors within thirty (30) days after the initial issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each such other Investor shall have twenty (20) days from the date such notice is given to elect to purchase on similar terms and conditions in a subsequent closing up to the number of New Securities that would, if purchased by such Investor, maintain such Investor’s percentage-ownership position, calculated as set forth in Section 4.1(d) before giving effect to the issuance of such New Securities.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before, but subject to, the consummation of the IPO, or (ii) upon a Deemed Liquidation Event.

5. Additional Covenants.

5.1 Insurance. The Company shall maintain Directors and Officers Errors and Omissions insurance from financially sound and reputable insurers in an amount satisfactory to the Board of Directors, including a majority of the Preferred Directors (as defined in the Certificate of Incorporation) then-seated (the “Requisite Directors”) , and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

5.2 Employee Agreements. The Company will cause (a) each individual now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as an individual consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (b) each Key Employee to enter into a one (1) year noncompetition (to the extent permitted by applicable law) and nonsolicitation agreement, substantially in the form approved by the Board of Directors, including the Requisite Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the approval by the Board of Directors, including the Requisite Directors.

5.3 Employee Vesting. Unless otherwise approved by the Board of Directors, which approval shall include the Requisite Directors, if any, then serving on the Board of Directors, all employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (a) vesting of shares, not faster than over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal quarterly installments over the following three (3) years, and (b) a market stand-off provision substantially similar to that in Section 2.11. In addition, unless otherwise approved by the Board of Directors, including the Requisite Directors, the Company shall retain a “right of first refusal” on employee transfers of shares of Common Stock until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

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5.4 Matters Requiring Preferred Director Approval. So long as any shares of Preferred Stock issued pursuant to the Purchase Agreement remain outstanding, the Company hereby covenants and agrees with each of the Investors that it shall not, without first obtaining the approval of the Board of Directors, which approval must include the Requisite Directors:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) create any subsidiary;

(c) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(d) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(e) make any investment inconsistent with any investment policy approved by the Board of Directors;

(f) incur indebtedness in excess of $500,000 in the aggregate that is not covered by the Budget, other than trade credit incurred in the ordinary course of business;

(g) otherwise enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person;

(h) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers; or

(i) change the principal business of the Company, or enter into a new line of business, or exit the existing line of business of the Company.

5.5 Meetings of the Board of Directors; Committees. Unless otherwise determined by the vote of at least a majority of the directors then in office, the Board of Directors shall meet at least four (4) times per year, and at least once per quarter, in accordance with an agreed-upon schedule. The Company shall maintain an audit and compensation committee. Prior to the Company’s IPO, the Series C Director (as defined in the Certificate of Incorporation) and Series D Director (as defined in the Certificate of Incorporation) will be entitled to serve on any committee of the Board of Directors. At such time after the Company’s IPO, the Series C Director and Series D Director will be entitled to serve on any committee of the Board of Directors subject to the reasonable discretion of the Board of Directors, as well as any limitation of applicable law and the rules of such stock exchange on which the Company lists its securities in the IPO.

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5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s By-laws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.7 Board Expenses. The Company shall reimburse the non-employee directors for all reasonable out-of-pocket expenses incurred (consistent with the Company’s policies) in connection with their role as a director of the Company.

5.8 Directors’ Liability and Indemnification.

(a) The Certificate of Incorporation and By-laws (as such By-laws of the Company may be amended from time to time) shall provide (i) for limitation of the liability of directors to the maximum extent permitted by law, and (ii) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In the event any suit is filed or claim is asserted against a director or former director of the Company as a result of such director’s or former director’s service on the Board of Directors, the Company will provide such director or former director access to all records and files of the Company as he or she may reasonably request in defending against or preparing to defend against any such suit or claim.

(b) The Company hereby acknowledges that one or more of the directors nominated by holders of Preferred Stock may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Fund Indemnitors”) for alleged acts or omissions in their capacities as directors of the Company. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such director), without regard to any rights such director may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such director with respect to any claim for which such director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such director against the Company.

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5.9 FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.10 Right to Conduct Activities. The Company hereby agrees and acknowledges that TRV, Arch, GV, Matrix, Moore Strategic Ventures, LLC, General Catalyst, a16z, Frazier, Janus and Deep Track (together with their Affiliates) (each, an “Investing Entity”) invest in or may hereafter invest in one or more other portfolio companies (“PortCos”), some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that (a) no Investing Entity shall be deemed to be a Competitor of the Company in respect of any investment such Investing Entity makes in any PortCo, and (b) to the extent permitted under applicable law, no Investing Entity shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investing Entity in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such Investing Entity to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.11 Tax Reporting. The Company will comply with any obligation imposed on the Company to make any filing (including any filing on Internal Revenue Service Form 5471) as a result of any interest that the Company holds in a non-U.S. Person or any activities that the Company conducts outside of the U.S. and shall include in such filing any information necessary to obviate (to the extent possible) any similar obligation to which any shareholder would otherwise be subject with respect to such interest or such activity. The Company shall promptly provide each Investor with a copy of any such filing.

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5.12 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Stockholders Agreement of even date herewith among the Investors, the Company and the other parties named therein), the reasonable fees and disbursements of one counsel for the Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.13 Termination of Covenants. The covenants set forth in this Section 5, except for Sections 5.6, 5.8 and 5.10, shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before but subject to the consummation of a QPO, or (ii) upon a Deemed Liquidation Event.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate, member, retired partner, retired member or stockholder of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) who is a Holder’s Immediate Family

24

Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder and its Affiliates; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties, including without limitation, the Investor’s Affiliates. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature, email signature, or other form of electronic transmission.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent, if sent by confirmed electronic mail or facsimile and sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy, which shall not constitute notice, shall also be sent to Effie Toshav and Matthew Rossiter at Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, CA 94104.

6.6 Amendments and Waivers. Any term of this Agreement, including without limitation Section 4.1, may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to

25

be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (i) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (ii) Section 4.1(b) may not be amended, modified or waived without the written consent of TRV, (iii) the Company’s compliance with Section 4.1(g) may not be waived with respect to any Investor without the written consent of such Investor, (iv) an Investor’s rights under Section 1.6 and Section 5.10 may not be amended, modified, terminated or waived in a manner that adversely affects such Investor without the prior written consent of such Investor, and (v) Sections 2.1, 3.1, and 3.2 and any other section of this Agreement applicable to the Major Investors (including this clause (v)) may be amended and the observance of any such term may be waived only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Person may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if after the date hereof the Company issues additional shares of the Preferred Stock to a Person who is not already a party to this Agreement (any such person, a “New Investor”), as a condition to the issuance of such shares the Company shall require that such New Investor become a party to this Agreement by executing and delivering a counterpart signature page or joinder agreement to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder. Schedule A to this Agreement shall be updated to reflect the issuance of Preferred Stock to a New Investor.

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6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11 Delays or Omissions. Except as set forth in Section 2.1(c) (with respect to the Company’s failure to object promptly to a transfer), no delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12 Dispute Resolution. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Boston, Massachusetts, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Massachusetts Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

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The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having subject matter jurisdiction.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

MAZE THERAPEUTICS, INC.

By:	/s/ Jason Coloma
Name:	Jason Coloma
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

FRAZIER LIFE SCIENCES PUBLIC FUND, L.P.
By: FHMLSP, L.P.

Its general partner By: FHMLSP, L.L.C.

Its general partner

By:	/s/ James Brush
Name:	Jamie Brush
Title:	Managing Director

FRAZIER LIFE SCIENCES OVERAGE FUND, L.P.
By: FHMLSP Overage, L.P. Its general partner

By: FHMLSP Overage, L.L.C. Its general partner

By:	/s/ James Brush
Name:	Jamie Brush
Title:	Managing Director

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

By:	/s/ Nir Messafi
Name:	Nir Messafi
Title:	Authorized Person

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED

By: Janus Henderson Investors US LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

LOGOS OPPORTUNITIES FUND IV LP By its General Partner,

Logos Opportunities IV GP LLC

By:	/s/ Arsani William
Name:	Arsani William
Title:	Managing Member

By:	/s/ Graham Walmsley
Name:	Graham Walmsley
Title:	Managing Member

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ALEXANDRIA VENTURE INVESTMENTS, LLC, a Delaware limited liability company

By: Alexandria Real Estate Equities, Inc., a Maryland corporation

Its: Managing Member

By:	/s/ Aaron Jacobson
Name:	Aaron Jacobson
Title:	SVP – Venture Counsel

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ANDREESSEN HOROWITZ LSV FUND II, L.P. for itself and as nominee for
Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P.

By: AH Equity Partners LSV II, L.L.C. Its: General Partner

By:	/s/ Andy Hill
Name:	Andy Hill
Title:	General Counsel, Venture/Growth

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ARCH VENTURE FUND X, L.P.

By: ARCH Venture Partners X, L.P. Its: General Partner

By: ARCH Venture Partners X, LLC Its: General Partner

By:	/s/ Mark McDonnell
Name:	Mark McDonnell
Title:	Managing Director

ARCH VENTURE FUND X OVERAGE, L.P.

By: ARCH Venture Partners X Overage, L.P.
Its: General Partner
By: ARCH Venture Partners X, LLC Its: General Partner

By:	/s/ Mark McDonnell
Name: Title:	Mark McDonnell Managing Director

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

CASDIN PRIVATE GROWTH EQUITY FUND II, L.P.

By: Casdin Private Growth Equity Fund II GP, LLC, its General Partner

By:	/s/ Steven Giordano
Name:	Steven Giordano
Title:	General Counsel

CASDIN PARTNERS MASTER FUND, LP

By: Casdin Partners GP, LLC Its: General Partner

By:	/s/ Steven Giordano
Name:	Steven Giordano
Title:	General Counsel

CASDIN PRIVATE GROWTH EQUITY FUND, L.P.

By: Casdin Private Growth Equity Fund GP, LLC Its: General Partner

By:	/s/ Steven Giordano
Name:	Steven Giordano
Title:	General Counsel

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

CHARLES HOMCY REVOCABLE TRUST UA 11/4/1998

By:	/s/ Charles Homcy
Name:	Charles Homcy
Title:	Trustee

CHARLES HOMCY

/s/ Charles Homcy

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

FORESITE CAPITAL FUND IV, L.P.

By: Foresite Capital Management IV, LLC Its: General Partner

By:	/s/ Dennis Ryan
Name:	Dennis D. Ryan
Title:	Chief Financial Officer

FORESITE CAPITAL FUND V, L.P.

By: Foresite Capital Management V, LLC Its: General Partner

By:	/s/ Dennis Ryan
Name:	Dennis D. Ryan
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

GV 2019, L.P.

By: GV 2019 GP, L.P., its General Partner By: GV 2019 GP, L.L.C., its General Partner

By:	/s/ Inga Goldbard
Name:	Inga Goldbard
Title:	General Counsel

GV 2023, L.P.

By: GV 2023 GP, L.P., its General Partner By: GV 2023 GP, L.L.C., its General Partner

By:	/s/ Inga Goldbard
Name:	Inga Goldbard
Title:	General Counsel

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

HARVARD MANAGEMENT PRIVATE EQUITY CORPORATION

By:	/s/ Kathryn Murtagh
Name:	Kathryn Murtagh
Title:	Authorized Signatory

By:	/s/ Richard Slocum
Name:	Richard Slocum
Title:	Authorized Signatory

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

JASON COLOMA

/s/ Jason Coloma

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

MATRIX CAPITAL MANAGEMENT MASTER FUND, LP

By:	/s/ David Goel
Name:	David Goel
Title:	Managing General Partner

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

PH INVESTMENTS, LLC

By:	/s/ Melinda E. Barber
Name:	Melinda E. Barber
Title:	Managing Director

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

PIPER HEARTLAND HEALTHCARE CROSSOVER FUND I, L.P.

By: PIPER HEARTLAND HEALTHCARE

CAPITAL MANAGEMENT LLC, its general partner

By:	/s/ Matthew S. Hemsley
Name:	Matthew S. Hemsley
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

SCUBED CAPITAL, LLC

By:	/s/ Mark Stevens
Name:	Mark Stevens
Title:	Managing Partner

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

THIRD ROCK VENTURES IV, L.P.

By: Third Rock Ventures GP IV, L.P., its general partner
By: TRV GP IV, LLC, its general partner

By:	/s/ Kevin Gillis
Name:	Kevin Gillis
Title:	Partner and Chief Operating Officer

THIRD ROCK VENTURES V, L.P.

By: Third Rock Ventures GP V, L.P., its general partner

By: TRV GP V, LLC, its general partner

By:	/s/ Kevin Gillis
Name:	Kevin Gillis
Title:	Partner and Chief Operating Officer

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

WOODLINE MASTER FUND LP
By: Woodline Partner LP Its: Manager

By:	/s/ Erin Mullen
Name:	Erin Mullen
Title:	Authorized Signatory

[Signature Page to Amended and Restated Investors’ Rights Agreement]

SCHEDULE A

Name and Contact of Investors
Matrix Capital Management Master Fund, LP 1000 Winter Street, Suite #4500 Waltham, MA 02451 Attn: David Goel
THIRD ROCK VENTURES IV, L.P. 29 Newbury Street; 3rd Floor Boston, MA 02116 Phone: (617) 585-2000 Fax: (617) 859-2891
ARCH Venture Fund X, L.P. 8755 W. Higgins Road, Suite 1025 Chicago, IL 60631 Attn: Mark McDonnell
ARCH Venture Fund X Overage, L.P. 8755 W. Higgins Road, Suite 1025 Chicago, IL 60631 Attn: Mark McDonnell
Alexandria Venture Investments, LLC 385 E. Colorado Blvd., Suite 299 Pasadena, CA 91101

PH Investments, LLC

Pilot House, Lewis Wharf

Boston, MA 02110

Attention: Ben Gomez; John Vander Vort;

April Robinson

Email: Ben.Gomez@pilothouse.com

John.VanderVort@pilothouse.com

April.Robinson@pilothouse.com

Mindy.Barber@pilothouse.com

Copy to: IR@pilothouse.com

Schedule A – Page 1

Name and Contact of Investors
SCubed Capital, LLC 2061 Avy Avenue Menlo Park, CA 94025 Attention: Mark Stevens, mark@scubedcap.com Margo Doyle, margo@scubedcap.com Copy to: finance@scubedcap.com

Sobrato Capital,

a DBA of Sobrato Family Holdings, LLC,

a California limited liability company

Sobrato Family Holdings, LLC

10600 N. De Anza Blvd., Suite 200

Cupertino, CA 95014

Phone: 408-446-0700

Attn: Matt Sonsini and Albert Chiang

Email: investments@sobrato.com

Harvard Management Private Equity Corporation

Harvard Management Private Equity Corporation

600 Atlantic Avenue

Boston, MA 02210

Attn: Elise McDonald and Emily Carroll

Email: mcdonald@hmc.harvard.edu

carrolle@hmc.harvard.edu

Portland Investment – EP, LLC 101 Merrimac St., 8th Floor Boston, MA 02114 Attn: Kate Kamm, Portfolio Manager Email: KKamm@partnersinvest.org With a copy to: pephs@partnersinvest.org
Portland Investment – PIA, LLC 101 Merrimac St., 8th Floor Boston, MA 02114 Attn: Kate Kamm, Portfolio Manager Email: KKamm@partnersinvest.org With a copy to: pephs@partnersinvest.org
Fifth Avenue Private Equity 14 LLC Bessemer Trust Company, N.A. 630 Fifth Avenue New York, NY 10111 PrivateEquity@bessemer.com

Schedule A – Page 2

Name and Contact of Investors
GV 2019, L.P. Attn: GV Legal Department 1600 Amphitheatre Parkway Mountain View, CA 94043 Email: notice@gv.com
Foresite Capital Fund IV, L.P. 600 Montgomery Street, 45th Floor San Francisco, CA 94111
Casdin Partners Master Fund, L.P. 1350 Avenue of the Americas, Suite 2600 New York, NY 10019

HH SUM-IX Holdings Limited

Floor 27, Building B, PingAn International Financial Center

Chaoyang, Beijing 100027, PRC

Attention: Michael Yi

Phone: 8610 5952 0888

Fax: 8610 5952 0882

Email: myi@hillhousecap.com

cc: legal@hillhousecap.com

City Hill, LLC 4653 Carmel Mountain Road #308-501 San Diego, CA 92130
Third Rock Ventures V, L.P. 29 Newbury Street, 3rd Floor Boston, MA 02116
Beale Holdings, LLC 199 Fremont Street San Francisco, CA 94105
Venture Capital Portfolio 2020 LP 394 Pacific Avenue, Floor 2 San Francisco, CA 94111
The Washington University 101 South Hanley, Suite 1800 St. Louis, MO 63105

Schedule A – Page 3

Name and Contact of Investors
Woodline Master Fund LP 4 Embarcadero Center, Suite 3450 San Francisco, CA 94111
Schroder Adveq Technology IX S.C.S. 6C, rue Gabriel Lippman L-5365 Munsbach Grand Duchy of Luxembourg
Namsan I L.P. 50 Lothian Road Festival Square Edinburgh EH3 9WJ Scotland
Driehaus Life Sciences Master Fund, L.P. Driehaus Capital Management c/o general counsel 25 E. Erie Chicago, IL 60611
Moore Strategic Ventures, LLC 11 Times Square, 38th Floor New York, NY 10036
General Catalyst Group XI - Endurance, L.P. 20 University Road, Suite 450 Cambridge, MA 02138

Andreessen Horowitz LSV Fund II, L.P.

for itself and as nominee for

Andreessen Horowitz LSV Fund II-B, L.P. and

Andreessen Horowitz LSV Fund II-Q, L.P.

2865 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Global Bio Growth Fund III c/o NS Investment Co., Ltd. Suite 203, 50 Seosomunno 11gil, Junggu, Seoul, Republic of Korea 04515

Schedule A – Page 4

Name and Contact of Investors
Piper Heartland Healthcare Crossover Fund I, L.P. 800 Nicollet Mall Minneapolis, MN 55402
Charles Homcy 14101 Old River Road Hopland, CA 95449
Tengfei 2017 Trust 769 Boulevard East Weehawken, NJ 07086
Frazier Life Sciences Public Fund, L.P. 1001 Page Mill Rd. Building 4, Suite B Palo Alto, CA 94304
Frazier Life Sciences Public Overage Fund, L.P. 1001 Page Mill Rd. Building 4, Suite B Palo Alto, CA 94304
Deep Track Biotechnology Master Fund, Ltd. 200 Greenwich Avenue, 3rd Floor Greenwich, CT 06830

Janus Henderson Biotech Innovation Master Fund Limited

c/o Janus Henderson Investors US LLC

151 Detroit Street

Denver, CO 80206

Attn: Andy Acker

Attn: Angela Morton

Email: Andy.Acker@JanusHenderson.com; Angela.Morton@JanusHenderson.com

Logos Opportunities Fund IV LP 1 Letterman Drive Building C, Suite C3-350 San Francisco, CA 94129

Schedule A – Page 5